Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Webster Financial Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Webster Financial Corporation (related to the issuance of Webster Capital IV Trust Preferred Securities) of our reports dated February 27, 2007, with respect to (i) the consolidated statements of condition of Webster Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Experts” in the Prospectus.
/s/ KPMG LLP
Hartford, Connecticut
June 11, 2007